UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDED SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendments No. 1)*



                          ALLIANCE PHARMACEUTICAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $ 0.01 PAR VALUE
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    018773309
                      ------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X  Rule 13d-1(b)

         Rule 13d-1(c)

         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number.

CUSIP No.  018773309

   1. Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      MicroCapital LLC
      13-4103993
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   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [   ]................................................................
                ----------------------------------------------------------------

      (b)  .....................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3. SEC Use Only..............................................................
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

   4. Citizenship or Place of Organization     Delaware.........................
                                            ------------------------------------
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Number of Shares   5.  Sole Voting Power        ................................
Beneficially       6.  Shared Voting Power 8,000,000
Owned by Each      7.  Sole Dispositive Power        ...........................
Reporting Person   8.  Shared Dispositive Power        8,000,000................
With:


   9. Aggregate Amount Beneficially Owned by Each Reporting Person   8,000,000..
                                                                  --------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) -----


   11............. Percent of Class Represented by Amount in Row (9)     18.68%
                                                                       ---------
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   12............. Type of Reporting Person (See Instructions)
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   IA...........................................................................
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


CUSIP No.  018773309

   1. Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Ian P. Ellis
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [   ]................................................................
                ----------------------------------------------------------------

      (b)  .....................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3. SEC Use Only..............................................................
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

   4. Citizenship or Place of Organization     U.K..............................
                                            ------------------------------------
--------------------------------------------------------------------------------

Number of Shares    5.  Sole Voting Power        ...............................
Beneficially Owned  6.  Shared Voting Power        8,000,000....................
by Each Reporting   7.  Sole Dispositive Power        ..........................
Person With:        8.  Shared Dispositive Power        8,000,000...............


   9. Aggregate Amount Beneficially Owned by Each Reporting Person   8,000,000..
                                                                  --------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) -----


   11...............Percent of Class Represented by Amount in Row (9)    18.68%
                                                                       ---------
--------------------------------------------------------------------------------

   12...............Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  IN, HC........................................................................
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


CUSIP No.  018773309

   1. Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      MicroCapital Fund LP
      52-2286453
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [   ]................................................................
                ----------------------------------------------------------------

      (b)  .....................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3. SEC Use Only..............................................................
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

   4. Citizenship or Place of Organization     Delaware.........................
                                            ------------------------------------
--------------------------------------------------------------------------------

Number of        5.  Sole Voting Power        ..................................
Shares           6.  Shared Voting Power 4,800,000
Beneficially     7.  Sole Dispositive Power        .............................
Owned by Each    8. Shared Dispositive Power 4,800,000
Reporting
Person With:

   9. Aggregate Amount Beneficially Owned by Each Reporting Person   4,800,000
                                                                  --------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) -----


   11........... Percent of Class Represented by Amount in Row (9)      11.21%
                                                                       ---------
--------------------------------------------------------------------------------

   12........... Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

   PN...........................................................................
--------------------------------------------------------------------------------

CUSIP No.  018773309

   1. Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      MicroCapital Fund Ltd.
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [   ]................................................................
                ----------------------------------------------------------------

      (b)  .....................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3. SEC Use Only..............................................................
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

   4. Citizenship or Place of Organization     Cayman Islands...................
                                            ------------------------------------
--------------------------------------------------------------------------------

Number of Shares    5.  Sole Voting Power        ...............................
Beneficially Owned  6.  Shared Voting Power       2,800,000.....................
by Each Reporting   7.  Sole Dispositive Power        ..........................
Person With:        8.  Shared Dispositive Power        2,800,000...............


   9. Aggregate Amount Beneficially Owned by Each Reporting Person   2,800,000
                                                                   -------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) -----


   11...............Percent of Class Represented by Amount in Row (9)     6.74%
                                                                        --------
--------------------------------------------------------------------------------

   12...............Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

   OO...........................................................................
--------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer

         Alliance Pharmaceutical Corp.

     (b) Address of Issuer's Principal Executive Offices

         6175 Lusk Blvd.
         San Diego, CA 92121



Item 2.

     (a) Name of Person Filing

         This statement is being filed by (i) MicroCapital LLC, a Delaware limited liability company and a registered investment adviser ("IA"),
         (ii) Ian P. Ellis ("Managing Member"), (iii) MicroCapital Fund, LP, and
         (iv) MicroCapital Fund Ltd. (collectively, the "Reporting Persons"). Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

     (b) Address of Principal Business office or, if None, Residence

         IA's principal place of business is located at:
         623 Fifth Avenue, Suite 2502, New York, New York 10022

         Managing Member's principal place of business is located at:
         623 Fifth Avenue, Suite 2502, New York, New York 10022

         MicroCapital Fund LP's principal place of business is located at:
         623 Fifth Avenue, Suite 2502, New York, New York 10022

         MicroCapital Fund Ltd.'s principal place of business is located at: c/o Citco Fund Services (Curacao) N.V., Kaya Flamboyan 9, Curacao, Netherland Antilles

     (c) Citizenship

         Item 4 of each cover page is incorporated by reference.



     (d) Title of Class Securities

         Common Stock $0.01 par value

(e)  CUSIP Number

         018773309



Item 3. If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

          (c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

      X   (e)  An    investment    adviser   in    accordance    with    section
               240.13d-1(b)(1)(ii)(E).

          (f)  An employee  benefit plan or endowment  fund in  accordance  with section 240.13d-1(b)(ii)(F).

          (g)  A parent  holding  company or control  person in accordance  with section 240.13d-1(b)(1)(ii)(G).

          (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)  Group in accordance with section 240.13d-1(b)(ii)(J).


Item 4.  Ownership

         Common Stock:

         (a) Amount Beneficially Owned: 8,000,000

         (b) Percent of Class: 18.68%

         (c) Number of shares as to which the joint filers have:

              (i)   sole power to vote or to direct the vote:

              (ii)  shared power to vote or to direct the vote: 8,000,000

              (iii) sole power to dispose or to direct the disposition of:

              (iv)  shared power to dispose of or to direct the disposition of:
                    8,000,000



Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following .



Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         IA, a registered investment adviser, and Managing Member, the majority owner and managing member of IA, have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to IA's investment advisory clients. MicroCapital Fund LP owns more than 5% of the Common Stock.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable


Item 8.  Identification and Classification of Members of the Group.

         Not applicable


Item 9.  Notice of Dissolution of Group.

         Not applicable


Item 10. Certification:

         (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held I the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

Date:  February 14, 2006
                              MICROCAPITAL LLC

                              /s/  Ian P. Ellis
                              ------------------------------------------------
                              Ian P. Ellis, Managing Member


                              IAN P. ELLIS

                              /s/  Ian P. Ellis
                              ------------------------------------------------
                              Ian P. Ellis


                              MICROCAPITAL FUND LP

                              /s/  Ian P. Ellis
                              ------------------------------------------------
                              Ian P. Ellis, Managing Member, MicroCapital LLC, General Partner of MicroCapital Fund LP


                              MICROCAPITAL FUND LTD.

                              /s/  Ian P. Ellis
                              ------------------------------------------------
                              Ian P. Ellis, Managing Member, MicroCapital LLC, Investment Adviser

                                    EXHIBIT A


            Identification and Classification of Members of the Group


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

                Name                             Classification

                                    EXHIBIT B


                  Joint Filing Agreement Pursuant to Rule 13d-1


This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


                                    SIGNATURE

Date:  February 14, 2006
                              MICROCAPITAL LLC

                              /s/  Ian P. Ellis
                              ------------------------------------------------
                              Ian P. Ellis, Managing Member


                              IAN P. ELLIS

                              /s/  Ian P. Ellis
                              ------------------------------------------------
                              Ian P. Ellis


                              MICROCAPITAL FUND LP

                              /s/  Ian P. Ellis
                              ------------------------------------------------
                              Ian P. Ellis, Managing Member, MicroCapital LLC, General Partner of MicroCapital Fund LP


                              MICROCAPITAL FUND LTD.

                              /s/  Ian P. Ellis
                              ------------------------------------------------
                              Ian P. Ellis, Managing Member, MicroCapital LLC, Investment Adviser